Exhibit 99.1

Secured Diversified Investment, Ltd. (Nasdaq OTCBB: SCDI) Announces Appointment of Former Executive of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT)

Newport Beach, California, September 3, 2004-- Secured Diversified Investment, Ltd. (OTCBB: SCDI) a diversified real estate holding and financial services company, today announced that Mr. Louis Leon, formerly of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), has been appointed Chief Executive Officer of the Company.

Secured Diversified Investment, Ltd. Chairman of the Board & former CEO, C.L. Strand who gladly announced the appointment of Luis Leon as the new Chief Executive Officer stated, "Mr. Leon was recruited to the position to assist me in implementing the strategic plan of the Company for growth on a national basis. I am very pleased that he has joined our team and I look forward to working closely with Luis towards that goal."

Mr. Leon has extensive experience with public corporations in the area of acquisition, financing, operations and management of hospitality properties. Previous to joining Secured Diversified Investment, Ltd., Mr. Leon was the CFO of Starwood's St. Regis Monarch Beach Resort in Orange County, California.

Mr. Leon was previously Chief Financial Officer of Nakamichi America Corporation and Nakamichi Europe Ltd., subsidiaries of Nakamichi Corporation, Japan. Prior to his appointment at Nakamichi, Mr. Leon was the Vice President of Finance of the hotel division (Sutton Place Grande Hotels Group) with corporate offices located in Newport Beach, California. Sutton Place owns a group of four and five star luxury hotels located in Vancouver, Toronto, Chicago, Illinois and Newport Beach, California. Mr. Leon commented, "With SDI's unique access to institutional grade properties and its seasoned commercial real estate team, our Company is postured to take advantage of an expanding real estate market. SDI will also be seeking opportunities in the hospitality industry as part of its overall asset acquisition strategy."

"Mr. Leon brings to us an extensive background in the hospitality industry, a field that Secured Diversified Investment Ltd. has interest in pursuing," added Strand.

C.L Strand will remain in the position of Chairman of the Board of Directors and as President.

Strand stated "My focus and time will now be directed towards acquisitions of major commercial real estate portfolios and towards the further development of the Nationwide Commercial Brokers subsidiary of the Company."


About Secured Diversified Investment, Ltd.

Secured Diversified Investment, Ltd. is a diversified real estate holding and financial services company. Diverse in industry segment by acquiring and owning / managing office buildings, shopping centers, hotels, apartment buildings and self storage buildings. The Company intends to build a portfolio of income generating assets that will be, as a whole, less sensitive to economic downturns in any particular region of the United States or in any particular industry. Presently, the focus is on acquiring properties valued in the $5-20 million range.

For additional information please visit the company's website: www.sdiltd.net

Note: Certain statements in this news release may contain "forward looking" information within the meaning of rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. There can be no assurance that such forward-looking statements will be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact: Mark Taggatz - Investor & Media Relations

Tel: 951-244-2828 email: taggatz@earthlink.net